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                             FORM 3

             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


        Filed pursuant to Section 16(a) of the Securities
           Exchange Act of 1934, Section 17(a) of the
          Public Utility Holding Company Act of 1935 or
       Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

                    Samuel Davis
                    c/o Versus Technology, Inc.
                    2600 Miller Creek Road
                    Traverse City, Michigan 49684

2.   Date of Event Requiring Statement (Month/Day/Year)

                    August 15, 1997

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)


4.   Issuer Name and Ticker or Trading Symbol

                    Versus Technology, Inc.   VSTI

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

       [X] Director                [ ] 10% Owner

       [ ] Officer (give title     [ ] Other (specify below)
           below)


     _________________________________________


6.   If Amendment, Date of Original (10/23/97)

7.   Individual or Joint/Group Filing (Check applicable line)
     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person
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              Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security        2. Amount of Securities    3. Ownership Form:   4. Nature of Indirect
   (Instr. 4)                  Beneficially Owned         Direct (D) or        Beneficial
                               (Instr. 4)                 Indirect (I)         Ownership
                                                          (Instr. 5)           (Instr. 5)
___________________         _______________________    __________________   ______________________



Common Stock                35,000                           D(1)
                            80,000                           I               (2)
                            20,000                           I               (2)


* If the Form is filed by more than one Reporting Person see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



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     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                               3. Title and
              2. Date          Amount of Sec-
              Exercisable      curities Under-
              & Expiration     lying Derivative                      5. Owner-
              Date             Security                              ship Form
              (Mo./day/yr.)    (Instr. 4)                            of Deriv-
              _____________    __________________      4. Conv-      ative
                                           Amount      sion or       Security:     6. Nature of
1. Title of                                or          Exercise      Direct (D)    Indirect
Derivative    Date    Expir-               Number      Price of      or Indirect   Beneficial
Security      Exer-   ation                of          Derivative    (I)           Ownership
(Instr. 4)    cisable Date     Title       Shares      Security      (Instr. 5)    (Instr. 5)
____________  _______ _____    __________  ______      ________      ___________   ___________


Explanation of Responses:

(1)  Owned by reporting person and his wife as joint tenants with right of survivorship.
(2)  Owned by retirement trust which is in turn owned by reporting person and his wife.




                                                SAMUEL DAVIS                    December 10, 1997
                                                ___________________________   _____________________
                                                Samuel Davis                       Date
                                                **Signature of Reporting Person

**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).